Exhibit 99.1
LCA-Vision Announces a Management Change
Cincinnati, September 29, 2006 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced that Kevin Hassey has resigned as the company’s President effective October 6, 2006. Mr. Hassey joined the company in August 2003, and was a key member of the executive management team that helped grow the company’s revenues from $62 million in 2002 to over $190 million in 2005. Also during this time, the company developed an expansion infrastructure allowing it to successfully open approximately 30 LasikPlus vision centers. Mr. Hassey helped expand the company’s managed care business, and develop marketing initiatives to increase awareness of the LasikPlus brand across the United States.
Tony Woods, LCA-Vision’s Chairman said, “Kevin has been a key member of LCA-Vision’s executive management team, and on behalf of the board of directors and management team, I thank him for his hard work in helping further establish LCA-Vision/LasikPlus as a recognized name and highly-regarded industry leader. He helped shape the strategies that have led to the success of LCA-Vision over the past several years, and was a finalist for the CEO position prior to his decision to leave the company. While we are sad to see Kevin leave, we are fortunate to have a capable and seasoned management team, and world-renowned surgeons and healthcare professionals with strong operational and industry experience who will continue to execute our business strategies.”
Forward-Looking Statements
This news release may contain forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations. For a discussion of risks and uncertainties faced, please refer to our filings with the Securities and Exchange Commission including, but not limited to, our Forms 10-K and 10-Q.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 57 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com